Exhibit 99.2

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Nine-Month Earnings
Richmond, VA • February 5, 2013 / PRNEWSWIRE
HIGHLIGHTS
Nine Months
Diluted earnings per share of $3.75.
Segment operating income of $186 million, up 6% on shipment timing.
Uncommitted inventory levels reduced by $66 million.
Third Quarter
Segment operating income of $63 million, down $20 million from prior year.
Revenues up 1% to $680 million.
Uncommitted inventory levels remain very low.
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the nine months ended December 31, 2012, was $106.6 million, or $3.75 per diluted share, compared with last year's net income of $66.3 million, or $2.34 per diluted share for the same period. The comparison of the current and prior year periods is affected by several unusual items, which are described below, and amount to net pretax charges of $3.7 million ($0.05 per diluted share) for the nine months ended December 31, 2012, and $38.6 million ($1.39 per diluted share) for the same period last year. For the three months ended December 31, 2012, net income of $35.5 million, or $1.25 per diluted share, compared with net income for the prior year's third quarter of $58.5 million, or $2.06 per diluted share, which included unusual items amounting to a net pretax benefit of $10.7 million ($0.25 per diluted share).
Segment operating income, which excludes those unusual items, was $185.9 million for the nine-month period, an increase of $11.3 million over the prior year, as improved results in the Other Regions and Other Tobacco Operations segments were partly offset by a decline in the North America segment. Revenues increased by 1% to $1.8 billion for the first nine months of fiscal year 2013, mostly as a result of higher volumes from carryover crop sales from the prior year and accelerated shipments of current crop tobaccos. Segment operating income declined by 24% to $63.3 million for the three months ended December 31, 2012,

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compared with the prior year on lower volumes and margins in all segments. Revenues increased for the quarter by 1% to $680 million on those lower volumes at higher average prices.

The following table sets forth the unusual items included in reported results:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions, except per share amounts)	2012	2011	2012	2011
(Charges) and gains
Charge for European Commission fine in Italy (1)	$—	$—	$—	$(49.1)
Restructuring costs (2)	—	(0.4)	(3.7)	(10.2)
Gain on fire loss insurance settlement in Europe (3)	—	—	—	9.6
Gain on sale of facility in Brazil (4)	—	11.1	—	11.1

Total effect on operating income	$—	$10.7	$(3.7)	$(38.6)

Total effect on net income	$—	$7.0	$(1.5)	$(39.4)

Total effect on diluted earnings per share	$—	$0.25	$(0.05)	$(1.39)

(1)
Fines and accumulated interest from the September 9, 2011, decision by the General Court of the European Union rejecting an Italian subsidiary's application to reinstate immunity related to infringements of European Union antitrust law in the Italian raw tobacco market.

(2)	Restructuring charges, primarily related to workforce reductions in the United States, South America, Europe, and Africa.

(3)	The fire loss insurance settlement related to a plant fire in Europe in 2010. The operating assets have been replaced.

(4)	Sale of land and storage buildings in Brazil in November 2011.

Mr. Freeman stated, “I am very pleased with our results so far this year. The hard work and depth of local market knowledge from our teams on the ground around the world enabled us to deliver good results to our customers and shareholders. Despite our success thus far, we still face challenges for the remainder of the fiscal year. We anticipate lower shipments in the fourth quarter. Last year, we began shipping tobacco later compared to the current year, and crops were larger. These factors caused volumes to be skewed toward the second half of last year. Larger volumes of uncommitted inventories were also available for sale last year, and we have sold a significant amount of those stocks. Our uncommitted stocks were only 10% of total inventory at December 31, 2012, and remain at very low levels.
“On a positive note, sales of uncommitted inventories, smaller crops, and earlier shipments in the current year have reduced our working capital requirements and provided strong cash generation through the third quarter of fiscal year 2013. We returned more than $50 million to shareholders in the nine months ended December 31, 2012 through dividends and share repurchases and have a strong balance sheet position to support the requirements of the upcoming crop cycle. Our improved financial position will serve us well, as we expect to return to more normal crop sizes in the next fiscal year.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
Nine Months
Operating income for the flue-cured and burley tobacco operations, which include the North America and Other Regions segments, increased by 4.2% to $177.8 million for the nine months ended December 31,

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2012, as improved results in the Other Regions segment were partially offset by a decline in the North America segment. Revenues for the group of about $1.7 billion were relatively flat compared with the previous year. Earnings for the Other Regions segment were $168.1 million for the nine months ended December 31, 2012, an increase of about 15% compared with earnings of $146.7 million for the comparable prior year period. The improvement was driven primarily by higher sales volumes in South America and Africa, mainly as a result of carryover shipments from last year's large crops, as well as accelerated shipment timing this year compared to slower deliveries last year. Those results were partly offset by decreased earnings in Europe because of the absence of last year's insurance recoveries, lower results in some origins due to the timing of shipments, and unfavorable exchange rates. Selling, general, and administrative expenses for the segment were reduced, mostly due to currency remeasurement and exchange gains and lower provisions for suppliers. Revenues for the Other Regions segment were up by about 3% to $1.5 billion, reflecting increased overall leaf volumes, offset in part by lower average prices on carryover shipments of African tobaccos.
Operating income for the North America segment decreased by $14.1 million to $9.8 million, mainly due to lower shipment volumes and fewer carryover and old crop sales in the current period. Similarly, revenues for this segment were down by 13% to $205.4 million on those volume declines, offset in part by higher tobacco processing volumes.
Third Quarter
Operating income for the flue-cured and burley tobacco operations decreased by $18.1 million to $64.5 million for the third quarter of fiscal year 2013, compared to the same period last year on lower volumes and margins in most origins. Revenues for the group of $637.4 million were flat versus the prior year, on decreased volumes at higher average prices. Operating income for the Other Regions segment was down by 15% to $59.3 million compared with the prior year. Although South America's results benefited from higher shipments of carryover crops in Brazil, that improvement was more than offset by lower results in Africa from reduced volumes and higher unit costs due to the smaller crops, as well as a less favorable product mix. Selling, general, and administrative expenses for the Other Regions segment were down for the quarter due primarily to lower provisions for suppliers and favorable currency remeasurement and exchange comparisons to the same period last year. In addition, segment results were reduced by the absence of $6.3 million in dividend income from unconsolidated subsidiaries recorded in the third quarter of fiscal year 2012. Revenues for the Other Regions segment increased by 4% to $551.9 million as higher average prices outweighed lower volumes.
Operating income for the North America segment was $5.2 million, down by $8.0 million, on reduced volumes, fewer domestic old crop sales due to depleted inventories, and product mix. Those factors also decreased revenues for this segment, which declined by 22% to $85.5 million.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income increased by $4.0 million to $8.1 million for the nine months ended December 31, 2012, compared with the same period for the previous fiscal year. Results for the dark tobacco business improved for both the quarter and the nine months, due in part to recovery from the Indonesian crop shortages affecting last year's comparable results. Results for the oriental joint venture also improved for the nine-month period versus the prior year on lower operating expenses due to the effects of a stronger U.S. dollar. Operating income for the segment for the third quarter of fiscal year 2013 was a loss of $1.3 million, down $2.1 million compared with the prior year, as benefits from a favorable product mix for the dark tobacco business were outweighed by volume reductions for the oriental joint venture due to earlier shipments this fiscal year. Revenues for this segment increased for the nine months ended December 31, 2012, by 12%, to $149.8 million, and for the third fiscal quarter by 28% to $42.6 million. The

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Universal Corporation

increases in both periods reflected the higher sales for the dark tobacco business but were largely attributable to the timing of shipments of oriental tobaccos into the United States.

OTHER ITEMS:
Cost of goods sold increased by about 2% to $1.5 billion for the nine months ended December 31, 2012, consistent with higher revenues for the period, and was up about 6%, to $554.6 million, for the third quarter of fiscal year 2013 due to higher unit costs on reduced volumes in some origins. Selling, general, and administrative costs declined by $14.6 million for the nine-month period and by $3.8 million in the third fiscal quarter, compared with the respective prior periods. The decrease for the quarter was mainly due to lower provisions for suppliers, while the nine-month period also included favorable comparisons from currency remeasurement and exchange gains, partially offset by higher compensation and benefit accruals and the previous year's reversal of non-income tax provisions due to a favorable tax ruling in South America.
Interest expense for the nine months ended December 31, 2012, of $17.8 million was relatively flat compared to the prior year. Interest expense for the third quarter decreased about 8% to $5.7 million mostly due to reduced average debt levels in the current fiscal year. The consolidated effective income tax rate for both the quarter and nine months ended December 31, 2012, was approximately 31%. The effective income tax rates for the quarter and nine months ended December 31, 2011, were approximately 30% and 41%, respectively. The nine-month rate in the prior period was significantly higher than normal because the Company did not record an income tax benefit on the non-deductible fine portion of the charge for the European Commission fine and interest in Italy. Without that item, the effective income tax rate would have been approximately 29%. The rates in all periods were lower than the 35% federal statutory rate because of the effect of changes in exchange rates on deferred income tax assets and liabilities as well as lower effective rates on income from certain foreign subsidiaries.
In September 2011, the Company announced that the General Court of the European Union issued a decision rejecting the appeal of Deltafina, S.p.A, its Italian subsidiary. That appeal related to the European Commission's revocation of Deltafina's immunity from a fine of €30 million (about $41 million on September 9, 2011) assessed against Deltafina and Universal jointly for actions in connection with Deltafina's purchase and processing of tobacco in the Italian raw tobacco market between 1995 and 2002. Deltafina has appealed the decision of the General Court to the European Court of Justice. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (€30 million) plus accumulated interest (€5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision. The appeal process is likely to be concluded within fifteen months.
During the first quarter of fiscal year 2012, an insurance settlement was received for replacement cost recovery on the factory and equipment destroyed in a fire at the Company's sheet tobacco operations in Europe in 2010. The settlement generated a gain of $9.6 million. In the third quarter of fiscal year 2012, the Company sold land and storage buildings in Brazil in exchange for other property and $9.4 million in cash. The transaction resulted in a gain of $11.1 million. Both of these gains are reported in other income in the consolidated statements of income.

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and

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Universal Corporation

supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2012.
At 5:00 p.m. (Eastern Time) on February 5, 2013, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 5, 2013. A taped replay of the call will be available through February 19, 2013, by dialing (855) 859-2056. The confirmation number to access the replay is 96220109.
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2012, were $2.4 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$680,029	$672,420	$1,816,607	$1,792,911
Costs and expenses
Cost of goods sold	554,588	525,315	1,461,087	1,432,022
Selling, general and administrative expenses	60,928	64,747	169,406	183,985
Other income	—	(11,111)	—	(20,703)
Restructuring costs	—	399	3,687	10,220
Charge for European Commission fine in Italy	—	—	—	49,091
Operating income	64,513	93,070	182,427	138,296
Equity in pretax earnings (loss) of unconsolidated affiliates	(1,241)	1,072	(192)	(2,264)
Interest income	183	519	410	1,240
Interest expense	5,670	6,175	17,778	17,373
Income before income taxes and other items	57,785	88,486	164,867	119,899
Income taxes	18,070	26,884	50,633	48,972
Net income	39,715	61,602	114,234	70,927
Less: net income attributable to noncontrolling interests in subsidiaries	(4,173)	(3,149)	(7,586)	(4,625)
Net income attributable to Universal Corporation	35,542	58,453	106,648	66,302
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders	$31,830	$54,741	$95,511	$55,165

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.36	$2.36	$4.09	$2.38
Diluted	$1.25	$2.06	$3.75	$2.34

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2012	2011	2012
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$341,572	$152,368	$261,699
Accounts receivable, net	351,655	406,541	390,790
Advances to suppliers, net	118,380	94,732	135,317
Accounts receivable—unconsolidated affiliates	5,673	912	7,370
Inventories—at lower of cost or market:
Tobacco	742,895	862,991	682,095
Other	60,067	57,261	53,197
Prepaid income taxes	15,734	13,661	20,819
Deferred income taxes	36,591	52,766	51,025
Other current assets	68,999	71,121	88,317
Total current assets	1,741,566	1,712,353	1,690,629

Property, plant and equipment
Land	17,151	16,976	17,087
Buildings	232,780	225,010	228,982
Machinery and equipment	553,383	531,183	537,031
	803,314	773,169	783,100
Less accumulated depreciation	(509,913)	(469,414)	(479,908)
	293,401	303,755	303,192
Other assets
Goodwill and other intangibles	99,118	99,293	99,266
Investments in unconsolidated affiliates	92,775	84,306	93,312
Deferred income taxes	21,227	13,683	23,634
Other noncurrent assets	52,638	56,249	56,886
	265,758	253,531	273,098

Total assets	$2,300,725	$2,269,639	$2,266,919

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2012	2011	2012
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$87,423	$130,165	$128,016
Accounts payable and accrued expenses	164,831	199,408	187,790
Accounts payable—unconsolidated affiliates	54	7,207	295
Customer advances and deposits	60,537	45,061	16,832
Accrued compensation	25,870	20,638	30,659
Income taxes payable	18,727	12,085	12,866
Current portion of long-term obligations	210,000	15,000	16,250
Total current liabilities	567,442	429,564	392,708

Long-term obligations	185,000	395,000	392,500
Pensions and other postretirement benefits	139,105	95,656	140,529
Other long-term liabilities	86,938	87,147	90,609
Deferred income taxes	45,791	50,941	44,583
Total liabilities	1,024,276	1,058,308	1,060,929

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at December 31, 2011 and March 31, 2012)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,324,880 shares issued and outstanding (23,245,254 at December 31, 2011, and 23,257,175 at March 31, 2012)	197,805	194,806	196,135
Retained earnings	910,454	844,150	854,654
Accumulated other comprehensive loss	(73,305)	(58,880)	(80,361)
Total Universal Corporation shareholders' equity	1,247,977	1,193,099	1,183,451
Noncontrolling interests in subsidiaries	28,472	18,232	22,539
Total shareholders' equity	1,276,449	1,211,331	1,205,990

Total liabilities and shareholders' equity	$2,300,725	$2,269,639	$2,266,919

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2012	2011
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$114,234	$70,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,418	31,496
Amortization	1,278	1,277
Provision for losses on advances and guaranteed loans to suppliers	2,834	10,432
Foreign currency remeasurement loss (gain), net	(10,433)	4,812
Equity in net loss (income) of unconsolidated affiliates, net of dividends	(181)	18,769
Gain on fire loss insurance settlement	—	(9,592)
Gain on sales of property in Brazil	—	(11,111)
Restructuring costs	3,687	10,220
Charge for European Commission fine in Italy	—	49,091
Other, net	13,467	16,289
Changes in operating assets and liabilities, net	44,405	(132,623)
Net cash provided by operating activities	201,709	59,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(23,596)	(30,251)
Proceeds from sale of property, plant and equipment	3,363	18,650
Proceeds from fire loss insurance settlement	—	9,933
Other	1,004	—
Net cash used by investing activities	(19,229)	(1,668)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(36,878)	(11,336)
Issuance of long-term obligations	—	100,000
Repayment of long-term obligations	(13,750)	(95,000)
Dividends paid to noncontrolling interests	(1,945)	(94)
Issuance of common stock	493	134
Repurchase of common stock	(5,053)	(4,004)
Dividends paid on convertible perpetual preferred stock	(11,137)	(11,137)
Dividends paid on common stock	(34,334)	(33,320)
Proceeds from termination of interest rate swap agreements	—	13,388
Other	—	(3,539)
Net cash used by financing activities	(102,604)	(44,908)

Effect of exchange rate changes on cash	(3)	(2,050)
Net increase in cash and cash equivalents	79,873	11,361
Cash and cash equivalents at beginning of year	261,699	141,007
Cash and cash equivalents at end of period	$341,572	$152,368

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2012	2011	2012	2011

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$35,542	$58,453	$106,648	$66,302
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)	(11,137)	(11,137)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	31,830	54,741	95,511	55,165

Denominator for basic earnings per share
Weighted average shares outstanding	23,406	23,238	23,361	23,220

Basic earnings per share	$1.36	$2.36	$4.09	$2.38

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$31,830	$54,741	$95,511	$55,165
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,712	3,712	11,137	11,137
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	35,542	58,453	106,648	66,302

Denominator for diluted earnings per share
Weighted average shares outstanding	23,406	23,238	23,361	23,220
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,800	4,775	4,794	4,769
Employee share-based awards	311	368	315	320
Denominator for diluted earnings per share	28,517	28,381	28,470	28,309

Diluted earnings per share	$1.25	$2.06	$3.75	$2.34

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2012	2011	2012	2011

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$85,521	$109,743	$205,377	$236,101
Other regions (1)	551,903	529,476	1,461,417	1,423,275
Subtotal	637,424	639,219	1,666,794	1,659,376
Other tobacco operations (2)	42,605	33,201	149,813	133,535
Consolidated sales and other operating revenues	$680,029	$672,420	$1,816,607	$1,792,911

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$5,235	$13,234	$9,764	$23,864
Other regions (1)	59,292	69,382	168,068	146,732
Subtotal	64,527	82,616	177,832	170,596
Other tobacco operations (2)	(1,255)	814	8,090	4,044
Segment operating income	63,272	83,430	185,922	174,640
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	1,241	(1,072)	192	2,264
Restructuring costs (4)	—	(399)	(3,687)	(10,220)
Charge for European Commission fine in Italy (4)	—	—	—	(49,091)
Add: Other income (4)	—	11,111	—	20,703
Consolidated operating income	$64,513	$93,070	$182,427	$138,296

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but is not included in consolidated operating income.

(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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